MORGAN STANLEY
                                SPECTRUM SERIES







        July 2004
        Monthly Report










This Monthly Report supplements the Spectrum Funds' Prospectus dated April 28, 2004.









                                                         Issued: August 31, 2004

MORGAN STANLEY [LOGO]

MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
 HISTORICAL FUND PERFORMANCE

Presented below is the percentage change in Net Asset Value per Unit from the start of every calendar year each Fund has traded. Also provided is the inception-to-date return and the compound annualized return since inception for each Fund. PAST PERFORMANCE IS NO GUARANTEE OF FUTURE RESULTS.



                                                                                                                 INCEPTION- COMPOUND
                                                                                                                  TO-DATE ANNUALIZED
                     1991   1992  1993   1994   1995   1996  1997   1998   1999   2000   2001  2002   2003  2004   RETURN    RETURN
FUND                   %      %     %      %      %      %     %      %      %      %      %     %      %     %       %         %
------------------------------------------------------------------------------------------------------------------------------------
Spectrum Currency     --     --    --     --     --     --    --     --     --    11.7   11.1  12.2   12.4 (20.6)   24.3       5.5
                                                                                (6 mos.)                  (7 mos.)
------------------------------------------------------------------------------------------------------------------------------------
Spectrum Global
 Balanced             --     --    --    (1.7)  22.8   (3.6) 18.2   16.4    0.8    0.9   (0.3)(10.1)   6.2  (7.8)   42.7       3.7
                                        (2 mos.)                                                          (7 mos.)
------------------------------------------------------------------------------------------------------------------------------------
Spectrum Select      31.2  (14.4) 41.6   (5.1)  23.6    5.3   6.2   14.2   (7.6)   7.1    1.7  15.4    9.6 (13.4)   162.6      7.7
                   (5 mos.)                                                                               (7 mos.)
------------------------------------------------------------------------------------------------------------------------------------
Spectrum Strategic     --     --    --     0.1   10.5   (3.5)  0.4    7.8   37.2  (33.1)  (0.6)  9.4   24.0  (2.4)   39.7       3.5
                                        (2 mos.)                                                           (7 mos.)
------------------------------------------------------------------------------------------------------------------------------------
Spectrum Technical     --     --    --    (2.2)  17.6   18.3   7.5   10.2   (7.5)   7.8   (7.2) 23.3   23.0 (14.2)   94.2       7.1
                                        (2 mos.)                                                           (7 mos.)
------------------------------------------------------------------------------------------------------------------------------------


--------------------------------------------------------------------------------
 DEMETER MANAGEMENT CORPORATION
 330 Madison Avenue, 8th Floor
 New York, NY 10017
 Telephone (212) 905-2700

MORGAN STANLEY SPECTRUM SERIES
MONTHLY REPORT
JULY 2004

   Dear Limited Partner:

     The Net Asset Value per Unit for each of the five Morgan Stanley Spectrum Funds as of July 31, 2004 was as follows:


FUND                         N.A.V.         % CHANGE FOR MONTH
--------------------------------------------------------------------------------
Spectrum Currency           $12.43               - 3.90%
--------------------------------------------------------------------------------
Spectrum Global Balanced    $14.27               - 2.56%
--------------------------------------------------------------------------------
Spectrum Select             $26.26               - 3.24%
--------------------------------------------------------------------------------
Spectrum Strategic          $13.97               - 4.40%
--------------------------------------------------------------------------------
Spectrum Technical          $19.42               - 4.76%
--------------------------------------------------------------------------------


   Detailed performance information for each Fund is located in the body of the financial report. For each Fund, we provide a trading results by sector chart that portrays trading gains and trading losses for the previous month and year-to-date in each sector in which the Fund participates. In the case of Spectrum Currency, we provide the trading gains and trading losses for the five major currencies in which the Fund participates, and composite information for all other "minor" currencies traded within the Fund.

   The trading results by sector charts indicate the monthly and year-to-date composite percentage returns generated by the specific assets dedicated to trading within each market sector in which each Fund participates. Please note that there is not an equal amount of assets in each market sector, and the specific allocations of assets by a Fund to each sector will vary over time within a predetermined range. Below each chart is a description of the factors that influenced trading gains and trading losses within each Fund during the previous month.

   Limited Partners are advised of the following changes to the Board of Directors of Demeter Management Corporation (the "General Partner"), effective June 21, 2004:

   Mr. Jeffrey D. Hahn resigned the position of Chief Financial Officer and Director of the General Partner.

   Mr. Todd Taylor, age 41, is a Director of the General Partner. Mr. Taylor began his career with Morgan Stanley in June 1987 as a Financial Advisor in the Dallas office. In 1995, he joined the Management Training Program in New York and was appointed Branch Manager in St. Louis in 1997. Three years later, in 2000, Mr. Taylor was appointed to a newly created position, Director of Individual Investor Group ("IIG") Learning and Development, before becoming the Director of IIG Strategy in 2002. Most recently, Mr. Taylor has taken on a new role as the High Net Worth Segment Director. Currently a member of the firm's E-Learning Council, Mr. Taylor is also a current member of the Securities Industry/Regulatory Council on Continuing Education. Mr. Taylor graduated from Texas Tech University with a B.B.A. in Finance.

   Mr. William D. Seugling, age 34, will become a Director of the General Partner once he has registered with the National Futures Association ("NFA") as a principal, which registration is currently pending. Mr. Seugling is an Executive Director at Morgan Stanley and currently serves as Director of Client Solutions for US Private Wealth Management. Mr. Seugling joined Morgan Stanley in June 1993 as an Associate in Equity Structured Products having previously worked in research and consulting for Greenwich Associates from October 1991 to June 1993. Since 1994, he has focused broadly on analysis and solutions for wealthy individuals and families culminating in his current role within the division. He was named Vice President in 1996 and an Executive Director in 1999. Mr. Seugling graduated cum laude from Bucknell University with a B.S. in Management and a concentration in Chemistry.

   Mr. Kevin Perry, age 35, is the Chief Financial Officer of the General Partner. His registration with the NFA as a principal is currently pending. He currently serves as an Executive Director and Controller of Client Solutions at Morgan Stanley. Mr. Perry joined Morgan Stanley in October 2000 and is also Chief Financial Officer of Morgan Stanley Trust National Association, Van Kampen Funds Inc. and Morgan Stanley Distribution, Inc. Prior to joining Morgan Stanley, Mr. Perry worked as an auditor and consultant in the financial services practice of Ernst & Young from October 1991 to October 2000. Mr. Perry received a B.S. degree in Accounting from the University of Notre Dame in 1991 and is a Certified Public Accountant.

   These changes to the Board of Directors of the General Partner do not affect the day-to-day trading of the Partnerships.

   On February 27, 2002, Spectrum Global Balanced, Spectrum Select, Spectrum Strategic, and Spectrum Technical received notification of a preliminary entitlement to payment from the Sumitomo Copper Litigation Settlement Administrator, and each fund has received settlement award payments in the amount of $233,074, $4,636,156, $17,556 and $306,400, respectively, as of August
30, 2002 and $0, $45,665,  $173 and $3,018,  respectively,  as of July 30, 2004.
Any amounts received are accounted for in the period received, for the benefit of the limited partners at the date of receipt.

   Effective August 17, 2004, Demeter Management Corporation changed its address to 330 Madison Avenue, 8th Floor, New York, NY 10017, and the new phone number is (212) 905-2700.

   Should you have any questions concerning this report, please feel free to contact Demeter Management Corporation, 330 Madison Avenue, 8th Floor, New York, NY 10017 or your Morgan Stanley Financial Advisor.

   I hereby affirm, that to the best of my knowledge and belief, the information contained in this report is accurate and complete. Past performance is no guarantee of future results.

   Sincerely,


 /s/ Jeffrey A. Rothman


Jeffrey A. Rothman
Chairman and President
Demeter Management Corporation
General Partner for
Morgan Stanley Spectrum Currency L.P.
Morgan Stanley Spectrum Global Balanced L.P.
Morgan Stanley Spectrum Select L.P.
Morgan Stanley Spectrum Strategic L.P.
Morgan Stanley Spectrum Technical L.P.

--------------------------------------------------------------------------------
SPECTRUM CURRENCY
MONTH ENDED JULY 31, 2004  YTD ENDED JULY 31, 2004



"Australian dollar"        -1.22    -1.67
"British pound"            -0.46     0.18
"Euro"                     -0.8        -1
"Japanese yen"              0.09    -5.81
"Swiss franc"              -0.19     0.55
"Minor| currencies"        -0.84   -10.68



Note: Reflects trading results only and does not include fees or interest income. Minor currencies may include, but are not limited to, the South African rand, Thai baht, Singapore dollar, Mexican peso, New Zealand dollar and Norwegian krone.

FACTORS INFLUENCING MONTHLY TRADING LOSSES:

> The currency markets continued to prove difficult as losses were experienced primarily from long positions in the "Commodity Currencies" and major European currencies, such as the euro, British pound, and Swiss franc, versus the U.S. dollar as the dollar reversed higher, strengthening during the latter half of July, in response to upbeat market sentiment and a jump in July consumer confidence data.

FACTORS INFLUENCING MONTHLY TRADING GAINS:
> Small Fund gains were achieved from short positions in the Japanese yen versus the U.S. dollar as the dollar's value increased amid renewed optimism for the U.S. economy that followed upbeat testimony from Federal Reserve Chairman Alan Greenspan and an unexpected increase in the July consumer confidence numbers.

--------------------------------------------------------------------------------
SPECTRUM GLOBAL BALANCED

MONTH ENDED JULY 31,2004  YTD ENDED JULY 31, 2004


"Currencies"         -0.78    -3.36
"Interest Rates"     -0.11    -1.46
"Stock Indices"      -1.96     -0.7
"Energies"            0.22     0.21
"Metals"             -0.37    -0.53
"Agriculturals"       0.86    -0.67


Note: Reflects trading results only and does not include fees or interest income.

FACTORS INFLUENCING MONTHLY TRADING LOSSES:

> Losses in the global stock markets were incurred from long positions in Japanese, European, and U.S. stock index futures as prices reversed lower early in the month due to the release of disappointing U.S. employment data. Prices were also negatively impacted by surging energy prices and new warnings concerning potential terrorist attacks.

> In the currency markets, short cross-rate positions in the Australian dollar versus the Japanese yen incurred losses as the value of the Australian currency reversed higher amid speculation for interest rate increases by the Reserve Bank of Australia. Long positions in the Australian and New Zealand dollars versus the U.S. dollar also resulted in losses as the dollar reversed higher, strengthening during the latter half of July, in response to upbeat market sentiment and a jump in July consumer confidence data.

> In the metals markets, losses resulted from long futures positions in precious and base metals. A slowdown in demand from China negatively impacted prices for industrial metals, while precious metals prices fell amid a rebound in the value of the U.S. dollar.

> Long positions in Australian interest rate futures experienced losses later in the month after global bond prices moved lower following Federal Reserve Chairman Alan Greenspan's upbeat assessment of the U.S. economy.

FACTORS INFLUENCING  MONTHLY TRADING GAINS:

> Gains were achieved in the agricultural markets from short futures positions in corn, cotton, and wheat. Corn and wheat prices trended lower due to ideal weather conditions in the growing region of the U.S. midwest, reports of increased inventories by the U.S. Department of Agriculture, and weak export demand. Cotton prices steadily declined due to reports of decreased exports. Additional gains were recorded from long futures positions in sugar as prices increased due to technically-based buying and news of a shortage in supply.

> Fund gains were also achieved in the energy markets from long futures positions in crude oil and its related products. Crude oil prices trended higher throughout the month hitting historical highs amid heavy market demand prompted by supply concerns resulting from potential terrorist attacks in Saudi Arabia and Iraq. Towards the end of the month, prices advanced further due to concerns for top Russian oil producer Yukos and speculation that the company could break up or stop selling oil due to government orders. Additionally, prices were lifted further by anxiety regarding OPEC's ability to cover any shortfall should Yukos stop production.

--------------------------------------------------------------------------------
 SPECTRUM SELECT
MONTH ENDED JULY 31,2004  YTD ENDED JULY 31, 2004

"Currencies"         -1.33    -5.42
"Interest Rates"     -1.65    -5.23
"Stock Indices"      -1.06    -2.91
"Energies"            1.01     3.02
"Metals"             -0.22     2.05
"Agriculturals"       0.75     1.76


   Note: Reflects trading results only and does not include fees or interest income.

FACTORS INFLUENCING MONTHLY TRADING LOSSES:

> In the global interest rate markets, short positions in U.S. and European interest rate futures recorded losses earlier in the month as prices moved higher after the release of disappointing U.S. unemployment data for June. Additional losses were incurred from newly established long positions in U.S. and European markets after prices moved lower following Federal Reserve Chairman Alan Greenspan's upbeat assessment of the U.S. economy.

> The currency markets continued to prove difficult as losses were experienced primarily from long positions in European currencies, such as the Swiss franc, British pound, and euro, versus the U.S. dollar due to the dollar's advancement amid a jump in July consumer confidence data. Long positions experienced further losses in the latter part of the month as the dollar's value strengthened further amid upbeat market sentiment and an optimistic assessment of the U.S. economy by Fed Chairman Alan Greenspan.

> Losses in the global stock markets were incurred from long positions in European, U.S., and Japanese stock index futures as prices reversed lower early in the month due to the release of disappointing U.S. employment data. Prices were also negatively impacted by surging energy prices and new warnings concerning potential terrorist attacks.

> In the metals markets, losses resulted from long futures positions in precious and base metals. A slowdown in demand from China negatively impacted prices for industrial metals, while precious metals prices fell amid a rebound in the value of the U.S. dollar.

FACTORS INFLUENCING MONTHLY TRADING GAINS:

> Gains were achieved in the energy markets from long futures positions in crude oil and its related products. Crude oil prices trended higher throughout the month hitting historical highs amid heavy market demand prompted by supply concerns resulting from potential terrorist attacks in Saudi Arabia and Iraq. Towards the end of the month prices advanced further due to concerns for top Russian oil producer Yukos and speculation that the company could break up or stop selling oil due to government orders. Additionally, prices were lifted further by anxiety regarding OPEC's ability to cover any shortfall should Yukos stop production.

> Fund gains were also produced in the agricultural sector from short futures positions in corn and wheat products as agricultural prices trended lower due to ideal weather conditions in the growing region of the U.S. midwest, reports of increased inventories by the U.S. Department of Agriculture, and weak export demand. Additional gains were recorded from long futures positions in sugar as prices increased due to technically-based buying and news of a shortage in supply. MONTH ENDED JULY 31, 2004 YTD ENDED JULY 31, 2004

--------------------------------------------------------------------------------
SPECTRUM STRATEGIC

MONTH ENDED JULY 31, 2004  YTD ENDED JULY 31, 2004


"Currencies"         -1.11    -2.2
"Interest Rates"     -0.97    -1.93
"Stock Indices"      -1.58    -2.03
"Energies"            0.47    -0.71
"Metals"             -0.57     3.39
"Agriculturals"      -0.15     8.05


   Note: Reflects trading results only and does not include fees or interest income.

FACTORS INFLUENCING MONTHLY TRADING LOSSES:

> Losses in the global stock markets were incurred from long positions in U.S., European, and Japanese stock index futures as prices reversed lower early in the month due to the release of disappointing U.S. employment data. Prices were also negatively impacted by surging energy prices and new warnings concerning potential terrorist attacks.

> The currency markets continued to prove difficult as losses were experienced primarily from long positions in major European currencies, such as the Swiss franc, euro, and the Canadian dollar versus the U.S. dollar as the U.S. dollar's reversed higher, strengthening during the latter half of July, in response to upbeat market sentiment and a jump in July consumer confidence data.

> In the global interest rate markets, short positions in U.S. interest rate futures recorded losses earlier in the month as prices moved higher after the release of disappointing U.S. unemployment data for June. Additional losses were incurred from newly established long positions in U.S. and Australian markets after prices moved lower following Federal Reserve Chairman Alan Greenspan's upbeat assessment of the U.S. economy.

> In the metals markets, losses resulted from long futures positions in precious and base metals. A slowdown in demand from China negatively impacted prices for industrial metals, while precious metals prices fell amid a rebound in the value of the U.S. dollar.

FACTORS INFLUENCING MONTHLY TRADING GAINS:

> Gains were achieved in the energy markets from long futures positions in crude oil and its related products. Crude oil prices trended higher throughout the month hitting historical highs amid heavy market demand prompted by supply concerns resulting from potential terrorist attacks in Saudi Arabia and Iraq. Towards the end of the month prices advanced further due to concerns for top Russian oil producer Yukos and speculation that the company could break up or stop selling oil due to government orders. Additionally, prices were lifted further by anxiety regarding OPEC's ability to cover any shortfall should Yukos stop production.

--------------------------------------------------------------------------------
SPECTRUM TECHNICAL
MONTH ENDED JULY 31, 2004 YTD ENDED JULY 31, 2004


"Currencies"         -2.06    -9.03
"Interest Rates"     -0.82    -1.63
"Stock Indices"      -2.66    -3.54
"Energies"            2.47     8.45
"Metals"             -0.97    -0.48
"Agriculturals"       0.15    -0.5


      Note: Reflects trading results only and does not include fees or interest income.

FACTORS INFLUENCING MONTHLY TRADING LOSSES:

> Losses in the global stock markets were incurred from long positions in U.S., European, and Japanese stock index futures as prices reversed lower early in the month due to the release of disappointing U.S. employment data. Prices were also negatively impacted by surging energy prices and new warnings concerning potential terrorist attacks.

> The currency markets continued to prove difficult as losses were experienced primarily from long positions in the Australian dollar versus the U.S. dollar due to the dollar's advancement amid a jump in July consumer confidence data. Long positions in the Japanese yen and European currencies, such as the euro and Swiss franc, versus the U.S. dollar also contributed to sector losses due to the upbeat market sentiment that strengthened the dollar, as well as Federal Reserve Chairman Alan Greenspan's optimistic assessment of the U.S. economy.

> In the metals markets, losses resulted from long futures positions in base and precious metals. A slowdown in demand from China negatively impacted prices for industrial metals, while precious metals prices fell amid a rebound in the value of the U.S. dollar.

> In the global interest rate markets, short positions in European and Australian interest rate futures recorded losses earlier in the month as prices moved higher after the release of disappointing U.S. unemployment data for June. Additional losses were incurred from newly established long positions in European and U.S. markets after prices moved lower following Federal Reserve Chairman Alan Greenspan's upbeat assessment of the U.S. economy.

FACTORS INFLUENCING MONTHLY TRADING GAINS:

> Gains were achieved in the energy markets from long futures positions in crude oil and its related products. Crude oil prices trended higher throughout the month hitting historical highs amid heavy market demand prompted by supply concerns resulting from potential terrorist attacks in Saudi Arabia and Iraq. Towards the end of the month prices advanced further due to concerns for top Russian oil producer Yukos and speculation that the company could break up or stop selling oil due to government orders. Additionally, prices were lifted further by anxiety regarding OPEC's ability to cover any shortfall should Yukos stop production.

MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
STATEMENTS OF OPERATIONS
FOR THE MONTH ENDED JULY 31, 2004 (UNAUDITED)




                                       MORGAN STANLEY                     MORGAN STANLEY
                                      SPECTRUM CURRENCY              SPECTRUM GLOBAL BALANCED
                                 ---------------------------        ---------------------------
                                             PERCENTAGE OF                      PERCENTAGE OF
                                             JULY 1, 2004                       JULY 1, 2004
                                               BEGINNING                          BEGINNING
                                   AMOUNT   NET ASSET VALUE           AMOUNT   NET ASSET VALUE
                              -------------------------------       --------- -----------------
                                      $            %                     $            %
REVENUES
Trading profit (loss):
 Realized                              --         --                 (717,227)        (1.43)
 Net change in unrealized      (7,579,387)        (3.43)             (374,350)         (.74)
                              -----------       -------          ------------         -----
  Total Trading Results        (7,579,387)        (3.43)           (1,091,577)        (2.17)
Interest income (Note 2)          164,019           .07                47,831           .10
                              -----------       -------          ------------         -----
  Total Revenues               (7,415,368)        (3.36)           (1,043,746)        (2.07)
                              -----------       -------          ------------         -----

EXPENSES
Brokerage fees (Note 2)           847,926           .38               192,807           .38
Management fees (Note 3)          368,665           .16                52,393           .11
                              -----------       -------          ------------         -----
  Total Expenses                1,216,591           .54               245,200           .49
                              -----------       -------          ------------         -----

NET LOSS                       (8,631,959)        (3.90)           (1,288,946)        (2.56)
                             ============       =======          ============         =====



MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
STATEMENTS OF CHANGES IN NET ASSET VALUE
FOR THE MONTH ENDED JULY 31, 2004 (UNAUDITED)



                                           MORGAN STANLEY                            MORGAN STANLEY
                                         SPECTRUM CURRENCY                     SPECTRUM GLOBAL BALANCED
                          ------------------------------------------   ---------------------------------------
                                                             PER                                     PER
                                     UNITS        AMOUNT     UNIT          UNITS         AMOUNT      UNIT
                                    -------      --------   ------        -------       --------    ------
                                                     $          $                           $          $
Net Asset Value,
 July 1, 2004                  17,104,494.659   221,198,181   12.93     3,434,818.864   50,297,797   14.64
Net Loss                                   --    (8,631,959)   (.50)               --   (1,288,946)   (.37)
Redemptions                      (135,865.044)   (1,688,802)  12.43       (78,496.557)  (1,120,146)  14.27
Subscriptions                     508,127.898     6,316,029   12.43        45,780.239      653,284   14.27
                          ---------------------------------            ---------------------------
Net Asset Value,
 July 31, 2004                 17,476,757.513   217,193,449   12.43     3,402,102.546   48,541,989   14.27
                          =================================            ===========================



   The accompanying notes are an integral part of these financial statements.

 MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
 STATEMENTS OF OPERATIONS
 FOR THE MONTH ENDED JULY 31, 2004 (UNAUDITED)



                                        MORGAN STANLEY                     MORGAN STANLEY               MORGAN STANLEY
                                        SPECTRUM SELECT                  SPECTRUM STRATEGIC           SPECTRUM TECHNICAL
                                  ---------------------------        ---------------------------  ---------------------------
                                             PERCENTAGE OF                      PERCENTAGE OF                PERCENTAGE OF
                                             JULY 1, 2004                       JULY 1, 2004                 JULY 1, 2004
                                               BEGINNING                          BEGINNING                    BEGINNING
                                   AMOUNT   NET ASSET VALUE          AMOUNT   NET ASSET VALUE     AMOUNT   NET ASSET VALUE
                                  ------- -------------------        ------  -----------------   -------  ------------------
                                      $            %                     $            %               $            %
REVENUES
Trading profit (loss):
   Realized                    (22,268,745)       (4.48)           (4,820,430)        (2.95)   (33,941,964)       (5.57)
   Net change in unrealized      9,929,073         2.00            (1,452,219)         (.89)     9,480,675         1.56
   Proceeds from Litigation
     Settlement                     45,665          .01                   173            --          3,018           --
                             --------------      ------           -----------       -------   ------------     -------
     Total Trading Results     (12,294,007)       (2.47)           (6,272,476)        (3.84)   (24,458,271)       (4.01)
Interest income (Note 2)           366,577          .07               127,204           .08        451,008          .07
                             --------------     -------           -----------       -------   ------------     --------
     Total Revenues            (11,927,430)       (2.40)           (6,145,272)        (3.76)   (24,007,263)       (3.94)
                             --------------     -------           -----------       -------   ------------     --------

EXPENSES
Brokerage fees (Note 2)          3,000,973          .60               735,253           .45      3,682,582          .60
Management fees (Note 3)         1,180,213          .24               304,242           .19      1,320,220          .22
                             --------------     -------           -----------       -------   ------------     --------
     Total Expenses              4,181,186          .84             1,039,495           .64      5,002,802          .82
                             --------------     -------           -----------       -------   ------------     --------

NET LOSS                       (16,108,616)       (3.24)           (7,184,767)        (4.40)   (29,010,065)       (4.76)
                             =============      =======           ===========       =======   ============     ========




                                MORGAN STANLEY                       MORGAN STANLEY                       MORGAN STANLEY
                               SPECTRUM SELECT                     SPECTRUM STRATEGIC                    SPECTRUM TECHNICAL
                             -------------------                   -------------------                  -------------------
                                                   PER                                PER                                      PER
                       UNITS           AMOUNT      UNIT       UNITS        AMOUNT     UNIT          UNITS         AMOUNT       UNIT
                      -------         --------    ------     -------        -----     ----         -------        -------     ------
                                                    $           $             $         $                            $          $
Net Asset Value,
  July 1, 2004     18,304,184.329   496,712,730   27.14   11,188,777.774  163,470,08  414.61   29,898,285.947   609,530,863   20.39
Net Loss                       --   (16,108,616)   (.88)              --  (7,184,767)   (.64)              --   (29,010,065)   (.97)
Redemptions          (109,222.720)   (2,868,189)  26.26      (72,543.765) (1,013,436)  13.97     (191,210.533)   (3,713,309)  19.42
Subscriptions         552,230.107    14,501,563   26.26      401,511.963   5,609,121   13.97      855,248.298    16,608,920   19.42
                  ---------------  ------------           --------------  ----------           --------------  ------------
NET ASSET VALUE,
  July 31, 2004    18,747,191.716   492,237,488   26.26   11,517,745.972 160,881,002   13.97   30,562,323.712   593,416,409   19.42
                  ===============   ===========           ============== ===========           ==============  ============


MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
NOTES TO FINANCIAL STATEMENTS
(UNAUDITED)

--------------------------------------------------------------------------------
1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION. Morgan Stanley Spectrum Currency L.P. ("Spectrum Currency"), Morgan Stanley Spectrum Global Balanced L.P. ("Spectrum Global Balanced"), Morgan Stanley Spectrum Select L.P. ("Spectrum Select"), Morgan Stanley Spectrum Strategic L.P. ("Spectrum Strategic"), and Morgan Stanley Spectrum Technical L.P. ("Spectrum Technical") (individually, a "Partnership" or collectively, the "Partnerships"), are limited partnerships organized to engage primarily in the speculative trading of futures contracts, options on futures contracts, and forward contracts on physical commodities and other commodity interests, including, but not limited to, foreign currencies, financial instruments, metals, energy and agricultural products (collectively, "futures interests").

   The  Partnerships'   general  partner  is  Demeter   Management   Corporation
("Demeter").  The  non-clearing  commodity  broker  is  Morgan  Stanley  DW Inc.
("Morgan Stanley DW"). The clearing commodity brokers for Spectrum Global Balanced, Spectrum Select, Spectrum Strategic and Spectrum Technical are Morgan Stanley & Co. Incorporated ("MS & Co.") and Morgan Stanley & Co. International Limited ("MSIL"). Spectrum Currency's clearing commodity broker is MS & Co. Demeter, Morgan Stanley DW, MS & Co., and MSIL are wholly-owned subsidiaries of Morgan Stanley.

   Demeter is required to maintain a 1% minimum interest in the equity of each Partnership and income (losses) are shared by Demeter and the limited partners based upon their proportional ownership interests.

USE OF ESTIMATES.The financial statements are prepared in accordance with accounting principles generally accepted in the United States of America, which require management to make estimates and assumptions that affect the reported amounts in the financial statements and related disclosures. Management believes that the estimates utilized in the preparation of the financial statements are prudent and reasonable. Actual results could differ from those estimates.

REVENUE RECOGNITION.Futures interests are open commitments until settlement date. They are valued at market on a daily basis and the resulting net change in unrealized gains and losses is reflected in the change in unrealized trading profit (loss) on open contracts from one period to the next in the Statements of Operations. Monthly, Morgan Stanley DW pays each Partnership interest income based upon 80% of the month's average daily "Net Assets" (as defined in the Limited Partnership Agreements) in the case of Spectrum Currency,

MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
NOTES TO FINANCIAL STATEMENTS
(CONTINUED)

Spectrum Select, Spectrum Strategic and Spectrum Technical, and on 100% in the case of Spectrum Global Balanced. The interest rate is equal to a prevailing rate on U.S. Treasury bills. For purposes of such interest payments, Net Assets do not include monies owed to the Partnerships on futures interests.

NET INCOME (LOSS) PER UNIT.Net income (loss) per unit of limited partnership interest ("Unit(s)") is computed using the weighted average number of Units outstanding during the period.

BROKERAGE AND RELATED TRANSACTION FEES AND COSTS.The brokerage fees for Spectrum Currency and Spectrum Global Balanced are accrued at a flat monthly rate of 1/12 of 4.6% (a 4.6% annual rate) of Net Assets as of the first day of each month.

   Brokerage fees for Spectrum Select, Spectrum Strategic and Spectrum Technical are accrued at a flat monthly rate of 1/12 of 7.25% (a 7.25% annual rate) of Net Assets as of the first day of each month.

   Such brokerage fees currently cover all brokerage commissions, transaction fees and costs, and ordinary administrative and continuing offering expenses.

OPERATING EXPENSES.The Partnerships incur monthly management fees and may incur incentive fees. All common administrative and continuing offering expenses including legal, auditing, accounting, filing fees, and other related expenses are borne by Morgan Stanley DW through the brokerage fees paid by the Partnerships.

INCOME TAXES.No provision for income taxes has been made in the accompanying financial statements, as partners are individually responsible for reporting income or loss based upon their respective share of each Partnership's revenues and expenses for income tax purposes.

DISTRIBUTIONS.Distributions, other than redemptions of Units, are made on a pro-rata basis at the sole discretion of Demeter. No distributions have been made to date.

CONTINUING OFFERING.Units of each Partnership are offered at a price equal to 100% of the Net Asset Value per Unit as of the close of business on the last day of each month. No selling commissions or charges related to the continuing offering of Units are paid by the limited partners or the Partnerships. Morgan Stanley DW pays all such costs.

REDEMPTIONS.Limited partners may redeem some or all of their Units at 100% of the Net Asset Value per Unit as

MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
NOTES TO FINANCIAL STATEMENTS
(CONTINUED)

of the end of the last day of any month that is at least six months after the closing at which a person becomes a limited partner, upon five business days advance notice by redemption form to Demeter. Thereafter, Units redeemed on or prior to the last day of the twelfth month after such Units were purchased will be subject to a redemption charge equal to 2% of the Net Asset Value of a Unit on the date of such redemption. Units redeemed after the last day of the twelfth month and on or prior to the last day of the twenty-fourth month after which such Units were purchased will be subject to a redemption charge equal to 1% of the Net Asset Value of a Unit on the date of such redemption. Units redeemed after the last day of the twenty-fourth month after which such Units were purchased will not be subject to a redemption charge. The foregoing redemption charges are paid to Morgan Stanley DW. Redemptions must be made in whole Units, in a minimum amount of 50 Units, unless a limited partner is redeeming his entire interest in a Partnership.

EXCHANGES.On the last day of the first month which occurs more than six months after a person first becomes a limited partner in any of the Partnerships, and at the end of each month thereafter, limited partners may exchange their investment among the Partnerships (subject to certain restrictions outlined in the Limited Partnership Agreements) without paying additional charges.

DISSOLUTION OF THE PARTNERSHIPS.Spectrum Currency, Spectrum Global Balanced, Spectrum Strategic and Spectrum Technical will terminate on December 31, 2035 and Spectrum Select will terminate on December 31, 2025, regardless of financial condition at such time, or at an earlier date if certain conditions occur as defined in each Partnership's Limited Partnership Agreement.

--------------------------------------------------------------------------------
2. RELATED PARTY TRANSACTIONS

The Partnerships pay brokerage fees to Morgan Stanley DW as described in Note 1. Spectrum Global Balanced, Spectrum Select, Spectrum Strategic and Spectrum Technical's cash is on deposit with Morgan Stanley DW, MS & Co., and MSIL, and Spectrum Currency's cash is on deposit with Morgan Stanley DW and MS & Co., in futures interests trading accounts to meet margin requirements as needed. Morgan Stanley DW pays interest on these funds as described in Note 1.

MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
NOTES TO FINANCIAL STATEMENTS
(CONTINUED)

--------------------------------------------------------------------------------
3. TRADING ADVISORS

Demeter, on behalf of each Partnership, retains certain commodity trading advisors to make all trading decisions for the Partnerships. The trading advisors for each Partnership are as follows:

Morgan Stanley Spectrum Currency L.P.
  John W. Henry & Company, Inc. ("JWH")
  Sunrise Capital Partners, LLC

Morgan Stanley Spectrum Global Balanced L.P.
  SSARIS Advisors, LLC

Morgan Stanley Spectrum Select L.P.
  EMC Capital Management, Inc. ("EMC")
  Northfield Trading L.P. ("Northfield")
  Rabar Market Research, Inc. ("Rabar")
  Sunrise Capital Management, Inc. ("Sunrise")
  Graham Capital Management, L.P. ("Graham")

Morgan Stanley Spectrum Strategic L.P.
  Blenheim Capital Management, L.L.C.
  Eclipse Capital Management, Inc.

Morgan Stanley Spectrum Technical L.P.
  Campbell & Company, Inc. ("Campbell")
  Chesapeake Capital Corporation ("Chesapeake")
  John W. Henry & Company, Inc.
  Winton Capital Management Limited ("Winton")

Compensation to the trading advisors by the Partnerships consists of a management fee and an incentive fee as follows:

MANAGEMENT FEE.The management fee for Spectrum Currency is accrued at a rate of 1/12 of 2% per month of Net Assets allocated to each trading advisor on the first day of each month (a 2% annual rate).

   The management fee for Spectrum Global Balanced is accrued at a rate of 5/48 of 1% per month of Net Assets allocated to its sole trading advisor on the first day of each month (a 1.25% annual rate).

   The management fee for Spectrum Select is accrued at a rate of 1/4 of 1% per month of Net Assets allocated to EMC, Northfield, Rabar and Sunrise on the first day of each month (a 3% annual rate) and 1/12 of 2% per month of Net Assets allocated to Graham on the first day of each month (a 2% annual rate).

   The management fee for Spectrum Strategic is accrued at a rate of 1/12 of 3% per month of Net Assets allocated

MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
NOTES TO FINANCIAL STATEMENTS
(CONCLUDED)

to each trading advisor on the first day of each month (a 3% annual rate).

   The management fee for Spectrum Technical is accrued at a rate of 1/12 of 2% per month of Net Assets allocated to JWH and Winton on the first day of each month (a 2% annual rate) and 1/12 of 3% per month of Net Assets allocated to Campbell and Chesapeake on the first day of each month (a 3% annual rate).

INCENTIVE FEE.Spectrum Currency pays a monthly incentive fee equal to 20% of the trading profits experienced with respect to each trading advisor's allocated Net Assets as of the end of each calendar month.

   Spectrum Global Balanced and Spectrum Strategic each pay a monthly incentive fee equal to 15% of the trading profits experienced with respect to each trading advisor's allocated Net Assets as of the end of each calendar month.

   Spectrum Select pays a monthly incentive fee equal to 15% of the trading profits experienced with respect to the Net Assets allocated to EMC, Northfield, Rabar, and Sunrise as of the end of each calendar month and 20% of the trading profits experienced with respect to the Net Assets allocated to Graham as of the end of each calendar month.

   Spectrum Technical pays a monthly incentive fee equal to 20% of the trading profits experienced with respect to the Net Assets allocated to Campbell, JWH, and Winton as of the end of each calendar month and 19% of the trading profits experienced with respect to the Net Assets allocated to Chesapeake as of the end of each calendar month.

   Trading profits represent the amount by which profits from futures, forwards, and options trading exceed losses after brokerage and management fees are deducted.

   For all Partnerships with trading losses, no incentive fee is paid in subsequent months until all such losses are recovered. Cumulative trading losses are adjusted on a pro-rata basis for the net amount of each month's subscriptions and redemptions.

                         Demeter Management Corporation
                         330 Madison Avenue, 8th Floor
                         New York, NY 10017


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